Exhibit 99.2
For Immediate News Release
January 31, 2024
AVALONBAY COMMUNITIES, INC. ANNOUNCES
2023 OPERATING RESULTS, 3.0% DIVIDEND INCREASE
AND INITIAL 2024 FINANCIAL OUTLOOK
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months and year ended December 31, 2023 and 2022 as detailed below.

	Q4 2023	Q4 2022	% Change
EPS	$1.70	$1.72	(1.2)%
FFO per share (1)	$2.63	$2.57	2.3%
Core FFO per share (1)	$2.74	$2.59	5.8%

	Full Year 2023	Full Year 2022	% Change
EPS	$6.56	$8.12	(19.2)%
FFO per share (1)	$10.32	$9.67	6.7%
Core FFO per share (1)	$10.63	$9.79	8.6%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 14, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2023 to its results for the prior year period:

Q4 2023 Results Compared to Q4 2022
	Per Share
	EPS	FFO	Core FFO
Q4 2022 per share reported results	$1.72	$2.57	$2.59
Same Store Residential NOI (1)	0.12	0.12	0.12
Development and Other Stabilized Residential NOI	0.06	0.06	0.06
Overhead and other	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	—	(0.01)	(0.01)
Unconsolidated investment income and management fees	(0.01)	(0.01)	(0.01)
Non-core items (2)	(0.09)	(0.09)	—
Real estate gains, depreciation expense and other	(0.09)	—	—
Q4 2023 per share reported results	$1.70	$2.63	$2.74

(1) Consists of increases of $0.20 in revenue and $0.08 in operating expenses.
(2) For detail of non-core items, see Attachment 14, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2023 to its October 2023 outlook:

Q4 2023 Results Compared to October 2023 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.81	$2.70	$2.74
Same Store Residential NOI (2)	(0.01)	(0.01)	(0.01)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Non-core items (3)	(0.07)	(0.07)	—
Real estate gains, depreciation expense and other	(0.04)	—	—
Q4 2023 per share reported results	$1.70	$2.63	$2.74
(1) The mid-point of the Company's October 2023 outlook.
(2) Consists of higher operating expenses of $0.01.
(3) For detail of non-core items for the three months ended December 31, 2023, see Attachment 14, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2023 to its results for the prior year:

Full Year 2023 Results Compared to Full Year 2022
	Per Share
	EPS	FFO	Core FFO
Full Year 2022 per share reported results	$8.12	$9.67	$9.79
Same Store Residential NOI (1)	0.72	0.72	0.72
Development and Other Stabilized Residential NOI	0.23	0.23	0.23
Commercial NOI	(0.01)	(0.01)	(0.01)
Overhead and other	(0.04)	(0.04)	(0.04)
Capital markets and transaction activity	(0.01)	(0.06)	(0.07)
Unconsolidated investment income and management fees	0.02	0.02	0.02
Non-core items (2)	(0.21)	(0.21)	(0.01)
Real estate gains, depreciation expense and other	(2.26)	—	—
Full Year 2023 per share reported results	$6.56	$10.32	$10.63

(1) Consists of increases of $1.07 in revenue and $0.35 in operating expenses.
(2) For detail of non-core items, see Attachment 14, table 2.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Same Store Operating Results for the Three Months Ended December 31, 2023 Compared to the Prior Year Period

Same Store total revenue increased $27,608,000, or 4.5%, to $643,593,000. Same Store Residential rental revenue increased $27,688,000, or 4.5%, to $636,255,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q4 2023 Compared to Q4 2022

Lease rates	3.4%
Concessions and other discounts	(0.1)%
Economic occupancy	(0.2)%
Other rental revenue	0.7%
Uncollectible lease revenue (excluding rent relief) (1)	1.1%
Rent relief (2)	(0.4)%
Residential rental revenue	4.5%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.1% in Q4 2023 from 3.3% in Q4 2022. See Attachment 14, table 10 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $1,177,000 and $3,546,000 from government rent relief programs during Q4 2023 and Q4 2022, respectively.

Same Store Residential operating expenses increased $11,492,000, or 6.2%, to $195,934,000 and Same Store Residential NOI increased $16,202,000, or 3.8%, to $440,846,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended December 31, 2023 compared to the three months ended December 31, 2022:

Q4 2023 Compared to Q4 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q4 2023 NOI

			NOI
New England	4.6%	5.0%	4.3%	14.1%
Metro NY/NJ	3.7%	13.1%	(0.2)%	20.5%
Mid-Atlantic	4.5%	6.0%	3.9%	14.7%
Southeast FL	3.9%	(0.7)%	6.6%	2.7%
Denver, CO	2.6%	5.9%	1.4%	1.2%
Pacific NW	2.0%	(1.8)%	3.6%	6.8%
N. California	2.4%	2.1%	2.7%	17.1%
S. California	8.2%	7.1%	8.6%	22.0%
Other Expansion Regions	3.2%	15.9%	(2.1)%	0.9%
Total	4.5%	6.2%	3.8%	100.0%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes - Same Store, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex") - Same Store, for discussion of variances.

Same Store Operating Results for the Year Ended December 31, 2023 Compared to the Prior Year

Same Store total revenue increased $148,342,000, or 6.2%, to $2,542,634,000. Same Store Residential rental revenue increased $149,495,000, or 6.3%, to $2,514,272,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Full Year 2023 Compared to Full Year 2022

Lease rates	5.4%
Concessions and other discounts	0.4%
Economic occupancy	(0.3)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	1.2%
Rent relief (2)	(1.3)%
Residential rental revenue	6.3%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.4% in 2023 from 3.7% in 2022. See Attachment 14, table 10 for further detail of uncollectible lease revenue for the Company’s Same Store portfolio.

(2) The Company recognized $8,121,000 and $39,887,000 from government rent relief programs during 2023 and 2022, respectively.

Same Store Residential operating expenses increased $48,752,000, or 6.6%, to $783,702,000 and Same Store Residential NOI increased $100,738,000, or 6.2%, to $1,732,422,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the year ended December 31, 2023 compared to the year ended December 31, 2022:

Full Year 2023 Compared to Full Year 2022
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Full Year 2023 NOI

			NOI
New England	7.5%	6.3%	8.1%	14.1%
Metro NY/NJ	7.1%	9.5%	5.9%	20.6%
Mid-Atlantic	6.2%	3.9%	7.2%	14.7%
Southeast FL	9.6%	4.0%	12.8%	2.8%
Denver, CO	5.1%	13.8%	1.9%	1.2%
Pacific NW	4.4%	4.2%	4.5%	6.8%
N. California	5.0%	4.5%	5.3%	17.3%
S. California	6.1%	8.0%	5.2%	21.6%
Other Expansion Regions	8.5%	14.3%	6.4%	0.9%
Total	6.3%	6.6%	6.2%	100.0%

(1) See Attachment 6, Full Year Residential Rental Revenue and Occupancy Changes - Same Store, for additional detail.
(2) See Attachment 7, Residential Opex - Same Store, for discussion of variances.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

Consolidated Development Communities

During the three months ended December 31, 2023, the Company completed the development of Avalon Princeton Circle, located in Princeton, NJ. Avalon Princeton Circle contains 221 apartment homes and was constructed for a Total Capital Cost of $89,000,000.

During the three months ended December 31, 2023, the Company started the construction of two apartment communities:

•Avalon Wayne, located in Wayne, NJ; and
•Avalon Parsippany, located in Parsippany, NJ.

These communities are expected to contain an aggregate of 883 apartment homes and be developed for an estimated Total Capital Cost of $322,000,000.

During 2023, the Company:

•completed the development of six communities containing an aggregate of 1,393 apartment homes and 29,000 square feet of commercial space for an aggregate Total Capital Cost of $575,000,000; and

•commenced the development of six communities, which in the aggregate are expected to contain 2,040 apartment homes when completed and be developed for an estimated Total Capital Cost of $800,000,000.

At December 31, 2023, the Company had 17 consolidated Development communities under construction that are expected to contain 6,064 apartment homes and 59,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,491,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2023, the Company sold Avalon Mamaroneck, a wholly-owned community, located in Mamaroneck, NY. Avalon Mamaroneck contains 229 apartment homes, and was sold for $104,000,000, resulting in a gain in accordance with GAAP of $77,901,000 and an Economic Gain of $38,878,000.
During the year ended December 31, 2023, the Company sold four wholly-owned communities containing an aggregate of 987 apartment homes and 27,000 square feet of commercial space. These communities were sold for $446,000,000 and a weighted average initial Market Cap Rate of 4.9%, resulting in a gain in accordance with GAAP of $287,587,000 and an Economic Gain of $159,747,000.

Acquisition Activity

During the three months ended December 31, 2023, the Company acquired two wholly-owned communities:

•Avalon Mooresville, located in Mooresville, NC, containing 203 apartment homes for a purchase price of $52,100,000.

•Avalon West Plano, located in Carrollton, TX, containing 568 apartment homes for a purchase price of $142,000,000, which includes the assumption of a $63,041,000 fixed rate mortgage loan, with a contractual interest rate of 4.18%, maturing in May 2029.

During the year ended December 31, 2023, the Company acquired three wholly-owned communities containing 1,131 apartment homes for a total purchase price of $277,200,000.

Structured Investment Program ("SIP") Activity

During the three months ended December 31, 2023, the Company entered into two commitments under the SIP, agreeing to provide an aggregate investment of up to $47,550,000 in multifamily development projects, at a weighted average rate of return of 13.1%.

As of December 31, 2023, the Company had seven commitments to fund either mezzanine loans or preferred equity investments for the development of multifamily projects in the Company's markets, up to $191,585,000 in the aggregate. At December 31, 2023, the Company's investment commitments had a weighted average rate of return of 11.5%. The commitments have initial maturity dates between September 2025 and December 2027. As of December 31, 2023, the Company had funded $96,461,000 of these commitments.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Liquidity and Capital Markets

At December 31, 2023, the Company had $397,890,000 in unrestricted cash and cash equivalents. In addition, the Company had $96,045,000 in restricted cash, which is primarily composed of principal reserve funds for secured borrowing arrangements.

As of December 31, 2023, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2023 was 4.2 times and Unencumbered NOI (as defined in this release) for the year ended December 31, 2023 was 95%.

During the three months ended December 31, 2023, the Company had the following debt activity:

•The Company issued $400,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds before offering costs of $397,156,000. The notes mature in December 2033 and were issued with a 5.30% coupon. The effective interest rate of the notes is 5.19%, including the impact of offering costs and hedging activity.

•The Company repaid $350,000,000 principal amount of its 4.20% unsecured notes at maturity.

During the year ended December 31, 2023, in addition to the debt activity discussed above, the Company had the following debt activity:

•The Company repaid $250,000,000 principal amount of its 2.85% unsecured notes at maturity.

•The Company repaid its $150,000,000 principal amount variable rate unsecured term loan at par in advance of its February 2024 maturity date.

During the year ended December 31, 2023, the Company settled the outstanding equity forward contracts entered into in April 2022, issuing 2,000,000 shares of common stock for $491,912,000, or $245.96 per share, net of offering fees and discounts.

First Quarter 2024 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2024 of $1.70 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 3.0% increase over the Company’s prior quarterly dividend of $1.65 per share. The dividend is payable on April 15, 2024 to common stockholders of record as of March 28, 2024.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts and expected growth in taxable income.

First Quarter and Full Year 2024 Financial Outlook

The following presents a summary of the Company's financial outlook for 2024, further details for which are provided in Attachment 13.

For its first quarter and full year 2024 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2024			Full Year 2024
	Low		High	Low		High
Projected EPS	$1.06	—	$1.16	$6.27	—	$6.77
Projected FFO per share	$2.54	—	$2.64	$10.42	—	$10.92
Projected Core FFO per share	$2.56	—	$2.66	$10.53	—	$11.03

(1) See Attachment 14, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2024
				vs. Full Year 2023
				Low		High
Same Store:
Residential revenue change				1.6%	—	3.6%
Residential Opex change				4.5%	—	6.7%
Residential NOI change				0.0%	—	2.5%

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2023 to the mid-point of its full year 2024 financial outlook:

Full Year 2023 Results Compared to Full Year 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
2023 per share reported results	$6.56	$10.32	$10.63
Same Store Residential revenue	0.48	0.48	0.48
Same Store Residential Opex	(0.32)	(0.32)	(0.32)
Development and Other Stabilized Residential NOI	0.36	0.36	0.36
Commercial NOI	(0.01)	(0.01)	(0.01)
Overhead and other	(0.07)	(0.07)	(0.07)
Capital markets and transaction activity	(0.29)	(0.29)	(0.29)
Non-core items (1)	0.20	0.20	—
Gain on sale of real estate and depreciation expense	(0.39)	—	—
Projected per share - 2024 outlook (2)	$6.52	$10.67	$10.78

(1) For detail of non-core items, see Attachment 14, table 8.
(2) Represents the mid-point of the Company's outlook.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter 2023 to the mid-point of its first quarter 2024 financial outlook:

Q4 2023 Results Compared to Q1 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
Q4 2023 per share reported results	$1.70	$2.63	$2.74
Same Store Residential revenue	—	—	—
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	(0.06)	(0.06)	(0.06)
Non-core items (1)	0.09	0.09	—
Gain on sale of real estate and depreciation expense	(0.55)	—	—
Projected per share - Q1 2024 outlook (2)	$1.11	$2.59	$2.61

(1) For detail of non-core items, see Attachment 14, table 2 and table 8.
(2) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on February 1, 2024 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2023 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.
To hear a replay of the call, which will be available from February 1, 2024 at 4:00 PM ET to March 1, 2024, dial 844-512-2921 and use replay passcode: 13740496. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/other-information.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on February 1, 2024.

About AvalonBay Communities, Inc.

As of December 31, 2023, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 90,669 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,”
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

“outlook,” “may,” “shall,” “will,” “pursue” and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the SIP in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; litigation costs and consequences may exceed our expectations; and risks related to an outbreak of disease or other public health event may affect the multifamily industry and general economy, including from measures taken by businesses and the government and the preferences of consumers and businesses for living and working arrangements both during and after such an event. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual
Report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2024 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Avalon Princeton Circle
Princeton, NJ

AVA Esterra Park
Redmond, WA

Avalon Chino Hills
Chino Hills, CA

FOURTH QUARTER 2023

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2023

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Full Year Residential Rental Revenue and Occupancy Changes...........................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Unconsolidated Real Estate Investments, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11
Summary of Disposition Activity....................................................................................................................................	Attachment 12

Financial Outlook
2024 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 13 and 14, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's business, including development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
December 31, 2023
(Dollars in thousands, except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2023	2022	% Change	2023	2022	% Change
Revenue:
Rental and other income	$702,695	$666,394	5.4%	$2,760,187	$2,587,113	6.7%
Management, development and other fees	2,010	3,279	(38.7)%	7,722	6,333	21.9%
Total	704,705	669,673	5.2%	2,767,909	2,593,446	6.7%
Operating expenses:
Direct property operating expenses, excluding property taxes	137,928	127,411	8.3%	551,905	509,529	8.3%
Property taxes	78,912	72,266	9.2%	306,794	288,960	6.2%
Total community operating expenses	216,840	199,677	8.6%	858,699	798,489	7.5%

Property management and other indirect operating expenses	(33,539)	(29,463)	(13.8)%	(129,433)	(120,625)	(7.3)%
Expensed transaction, development and other pursuit costs, net of recoveries	(10,267)	(6,700)	(53.2)%	(33,479)	(16,565)	(102.1)%
Interest expense, net (2)	(49,471)	(57,461)	13.9%	(205,992)	(230,074)	10.5%
Loss on extinguishment of debt, net	—	—	—%	(150)	(1,646)	90.9%
Depreciation expense	(210,694)	(207,232)	(1.7)%	(816,965)	(814,978)	(0.2)%
General and administrative expense (3)	(17,992)	(20,741)	13.3%	(76,534)	(74,064)	(3.3)%
Casualty loss	(568)	—	(100.0)%	(9,118)	—	(100.0)%
Income from unconsolidated investments	1,709	6,820	(74.9)%	13,454	53,394	(74.8)%
Gain on sale of communities	77,994	88,065	(11.4)%	287,424	555,558	(48.3)%
Other real estate activity	(533)	4,563	N/A	174	5,127	(96.6)%
Income before income taxes	244,504	247,847	(1.3)%	938,591	1,151,084	(18.5)%

Income tax expense	(2,438)	(6,683)	63.5%	(10,153)	(14,646)	30.7%
Net income	242,066	241,164	0.4%	928,438	1,136,438	(18.3)%

Net (income) loss attributable to noncontrolling interests	(97)	129	N/A	387	337	14.8%
Net income attributable to common stockholders	$241,969	$241,293	0.3%	$928,825	$1,136,775	(18.3)%

Net income attributable to common stockholders per common share - basic	$1.70	$1.72	(1.2)%	$6.56	$8.13	(19.3)%
Net income attributable to common stockholders per common share - diluted	$1.70	$1.72	(1.2)%	$6.56	$8.12	(19.2)%

FFO	$374,237	$359,135	4.2%	$1,462,261	$1,353,732	8.0%
Per common share - diluted	$2.63	$2.57	2.3%	$10.32	$9.67	6.7%

Core FFO	$389,712	$363,087	7.3%	$1,505,598	$1,369,999	9.9%
Per common share - diluted	$2.74	$2.59	5.8%	$10.63	$9.79	8.6%

Dividends declared - common	$234,797	$222,911	5.3%	$935,785	$891,190	5.0%
Per common share	$1.65	$1.59	3.8%	$6.60	$6.36	3.8%

Weighted average common shares and participating securities outstanding - basic	142,098,397	139,956,721	1.5%	141,560,642	139,891,551	1.2%
Weighted average common shares outstanding - diluted	142,229,122	140,007,823	1.6%	141,643,788	139,975,087	1.2%
Total outstanding common shares and operating partnership units	142,025,456	139,924,364	1.5%	142,025,456	139,924,364	1.5%

(1)	For detail of non-Core items which are included in this attachment, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.
(2)	Amounts include $9,354 and $33,658 of interest income on cash and restricted cash for the three months and year ended December 31, 2023, respectively, and $1,637 and $2,094 of interest income on cash and restricted cash for the three months and year ended December 31, 2022, respectively.
(3)	Amounts for 2022 include $6,000 of legal settlement proceeds received by the Company as well as severance and other non-Core items. See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2023
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2023	2022

Real estate	$25,462,485	$24,619,616
Less accumulated depreciation	(7,557,614)	(6,878,556)

Net operating real estate	17,904,871	17,741,060
Construction in progress, including land	1,268,915	1,072,543
Land held for development	199,062	179,204
Real estate assets held for sale, net	—	—

Total real estate, net	19,372,848	18,992,807

Cash and cash equivalents	397,890	613,189
Restricted cash	96,045	121,056
Resident security deposits	37,025	36,815
Unconsolidated investments	220,145	212,084
Other assets	554,261	481,813

Total assets	$20,678,214	$20,457,764

Unsecured notes, net	$7,256,152	$7,602,305
Unsecured credit facility and commercial paper, net	—	—
Notes payable, net	725,670	713,740
Resident security deposits	63,815	63,700
Other liabilities	847,786	821,781
Total liabilities	8,893,423	9,201,526

Redeemable noncontrolling interests	1,473	2,685
Equity	11,783,318	11,253,553

Total liabilities and equity	$20,678,214	$20,457,764

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
December 31, 2023
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended December 31, 2023	Quarter Ended September 30, 2023	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022
Residential Rental Revenue (2)
Same Store	74,730	$636,255	$635,318	$627,534	$615,164	$608,567
Other Stabilized (3)	4,874	32,936	28,663	27,833	27,401	26,621
Development/Redevelopment (4)	8,343	20,376	17,020	12,733	10,326	8,858
Commercial Rental Revenue (2)	N/A	10,574	9,945	10,175	10,244	10,769
Total Rental Revenue	87,947	$700,141	$690,946	$678,275	$663,135	$654,815

Residential Operating Expense
Same Store		$195,934	$202,828	$194,574	$190,366	$184,442
Other Stabilized (3)		11,616	8,521	8,764	8,210	6,752
Development/Redevelopment		6,735	6,598	5,006	4,242	3,386
Commercial Operating Expense		1,855	1,847	1,646	1,679	1,611
Total Operating Expense		$216,140	$219,794	$209,990	$204,497	$196,191

Residential NOI
Same Store		$440,846	$432,922	$433,382	$425,272	$424,644
Other Stabilized (3)		22,112	20,926	19,701	19,765	20,237
Development/Redevelopment		13,655	10,431	7,733	6,092	5,480
Commercial NOI		8,719	8,098	8,529	8,565	9,158
Total NOI		$485,332	$472,377	$469,345	$459,694	$459,519

Same Store Average Rental Revenue per Occupied Home (5)		$2,967	$2,962	$2,920	$2,856	$2,833

Same Store Economic Occupancy		95.6%	95.7%	95.9%	96.1%	95.8%

Same Store Turnover (6)
Current year period / Prior year period		37.2% / 39.3%	57.4% / 55.6%	49.9% / 47.3%	37.2% / 35.9%	39.3% / 37.8%
Current year / Prior year		45.4% / 44.6%				44.6% / 46.2%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	October 2023	November 2023	December 2023	Q4 2023		January 2024 (8)
New England	2.8%	5.0%	4.0%	3.9%		3.0%
Metro NY/NJ	2.3%	2.3%	2.4%	2.3%		1.9%
Mid-Atlantic	2.9%	1.9%	2.1%	2.4%		2.5%
Southeast FL	(0.3)%	(1.2)%	(1.5)%	(0.9)%		0.4%
Denver, CO	4.1%	0.5%	(1.2)%	1.7%		2.2%
Pacific NW	2.8%	2.4%	0.4%	1.9%		1.0%
N. California	(3.5)%	(3.0)%	(1.5)%	(2.8)%		(1.4)%
S. California	2.2%	1.5%	0.9%	1.6%		1.5%
Other Expansion Regions	(2.1)%	(5.4)%	(2.8)%	(3.0)%		0.1%
Total	1.4%	1.5%	1.2%	1.4%	(7)	1.4%	(7)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2023 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	Reflects the effect of Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(7)	For the three months ended December 31, 2023, New Move-In Like-Term Effective Rent Change was (1.8)% and Renewal Like-Term Effective Rent Change was 4.3%. New Move-In Like-Term Effective Rent Change was (1.9)% and Renewal Like-Term Effective Rent Change was 4.5% for January 1, 2024 to January 26, 2024.
(8)	Rent change percentage for activity in January 2024 through January 26, 2024.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store
December 31, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q4 23	Q4 22	% Change	Q4 23	Q4 22	% Change	Q4 23	Q4 22	% Change

New England	9,577	$3,358	$3,194	5.1%	96.2%	96.7%	(0.5)%	$92,766	$88,709	4.6%	4.9%

Metro NY/NJ
New York City, NY	3,788	4,122	3,936	4.7%	96.6%	97.0%	(0.4)%	45,250	43,402	4.3%	4.7%
New York - Suburban	3,563	3,563	3,438	3.6%	95.0%	95.1%	(0.1)%	36,159	34,941	3.5%	5.0%
New Jersey	5,415	3,305	3,183	3.8%	95.7%	96.1%	(0.4)%	51,369	49,687	3.4%	4.2%
Metro NY/NJ	12,766	3,619	3,477	4.1%	95.8%	96.2%	(0.4)%	132,778	128,030	3.7%	4.6%

Mid-Atlantic
Washington DC	2,626	2,572	2,489	3.3%	92.3%	94.1%	(1.8)%	18,694	18,423	1.5%	1.6%
Northern Virginia	5,763	2,563	2,463	4.1%	95.9%	95.1%	0.8%	42,505	40,519	4.9%	5.0%
Suburban Maryland	2,595	2,255	2,144	5.2%	96.2%	95.2%	1.0%	16,883	15,904	6.2%	6.3%
Baltimore, MD	2,317	2,180	2,079	4.9%	95.6%	94.7%	0.9%	14,485	13,696	5.8%	6.4%
Mid-Atlantic	13,301	2,438	2,340	4.2%	95.1%	94.8%	0.3%	92,567	88,542	4.5%	4.7%

Southeast FL	2,187	2,924	2,808	4.1%	97.1%	97.3%	(0.2)%	18,622	17,928	3.9%	4.6%

Denver, CO	1,086	2,297	2,246	2.3%	95.7%	95.4%	0.3%	7,161	6,979	2.6%	3.6%

Pacific Northwest	5,474	2,685	2,647	1.4%	95.3%	94.7%	0.6%	42,014	41,173	2.0%	2.5%

Northern California
San Jose, CA	4,723	3,014	2,918	3.3%	95.5%	95.6%	(0.1)%	40,779	39,521	3.2%	3.4%
Oakland - East Bay, CA	4,338	2,764	2,677	3.2%	95.1%	96.0%	(0.9)%	34,201	33,448	2.3%	3.0%
San Francisco, CA	3,072	3,419	3,369	1.5%	95.7%	95.7%	0.0%	30,155	29,720	1.5%	1.7%
Northern California	12,133	3,027	2,945	2.8%	95.4%	95.8%	(0.4)%	105,135	102,689	2.4%	2.8%

Southern California
Los Angeles, CA	12,143	2,810	2,573	9.2%	95.4%	96.1%	(0.7)%	97,647	89,957	8.5%	8.5%
Orange County, CA	3,371	2,805	2,647	6.0%	95.9%	94.8%	1.1%	27,202	25,390	7.1%	7.8%
San Diego, CA	1,767	2,863	2,681	6.8%	96.5%	95.8%	0.7%	14,650	13,632	7.5%	7.7%
Southern California	17,281	2,814	2,596	8.4%	95.6%	95.8%	(0.2)%	139,499	128,979	8.2%	8.3%

Other Expansion Regions	925	2,162	2,106	2.7%	95.2%	94.7%	0.5%	5,713	5,538	3.2%	3.2%

Total Same Store	74,730	$2,967	$2,833	4.7%	95.6%	95.8%	(0.2)%	$636,255	$608,567	4.5%	5.0%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 4.9%. See Attachment 14, table 9.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store
December 31, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Q4 23	Q3 23	% Change	Q4 23	Q3 23	% Change	Q4 23	Q3 23	% Change

New England	9,577	$3,358	$3,347	0.3%	96.2%	96.5%	(0.3)%	$92,766	$92,745	0.0%	0.0%

Metro NY/NJ
New York City, NY	3,788	4,122	4,083	1.0%	96.6%	95.7%	0.9%	45,250	44,412	1.9%	2.2%
New York - Suburban	3,563	3,563	3,576	(0.4)%	95.0%	95.2%	(0.2)%	36,159	36,380	(0.6)%	(0.3)%
New Jersey	5,415	3,305	3,330	(0.8)%	95.7%	95.5%	0.2%	51,369	51,656	(0.6)%	(0.5)%
Metro NY/NJ	12,766	3,619	3,623	(0.1)%	95.8%	95.5%	0.3%	132,778	132,448	0.2%	0.5%

Mid-Atlantic
Washington DC	2,626	2,572	2,644	(2.7)%	92.3%	91.8%	0.5%	18,694	19,124	(2.2)%	(2.2)%
Northern Virginia	5,763	2,563	2,580	(0.7)%	95.9%	95.8%	0.1%	42,505	42,747	(0.6)%	(0.5)%
Suburban Maryland	2,595	2,255	2,219	1.6%	96.2%	96.0%	0.2%	16,883	16,584	1.8%	1.6%
Baltimore, MD	2,317	2,180	2,169	0.5%	95.6%	96.0%	(0.4)%	14,485	14,471	0.1%	0.1%
Mid-Atlantic	13,301	2,438	2,451	(0.5)%	95.1%	95.0%	0.1%	92,567	92,926	(0.4)%	(0.4)%

Southeast FL	2,187	2,924	2,893	1.1%	97.1%	96.5%	0.6%	18,622	18,319	1.7%	1.6%

Denver, CO	1,086	2,297	2,285	0.5%	95.7%	96.3%	(0.6)%	7,161	7,166	(0.1)%	(0.1)%

Pacific Northwest	5,474	2,685	2,684	0.0%	95.3%	95.0%	0.3%	42,014	41,878	0.3%	0.5%

Northern California
San Jose, CA	4,723	3,014	3,017	(0.1)%	95.5%	96.1%	(0.6)%	40,779	41,069	(0.7)%	(0.6)%
Oakland - East Bay, CA	4,338	2,764	2,769	(0.2)%	95.1%	95.6%	(0.5)%	34,201	34,436	(0.7)%	(0.6)%
San Francisco, CA	3,072	3,419	3,441	(0.6)%	95.7%	95.4%	0.3%	30,155	30,244	(0.3)%	(0.3)%
Northern California	12,133	3,027	3,035	(0.3)%	95.4%	95.7%	(0.3)%	105,135	105,749	(0.6)%	(0.5)%

Southern California
Los Angeles, CA	12,143	2,810	2,783	1.0%	95.4%	95.6%	(0.2)%	97,647	96,880	0.8%	0.6%
Orange County, CA	3,371	2,805	2,764	1.5%	95.9%	96.1%	(0.2)%	27,202	26,864	1.3%	1.5%
San Diego, CA	1,767	2,863	2,836	1.0%	96.5%	96.7%	(0.2)%	14,650	14,540	0.8%	1.0%
Southern California	17,281	2,814	2,784	1.1%	95.6%	95.8%	(0.2)%	139,499	138,284	0.9%	0.8%

Other Expansion Regions	925	2,162	2,194	(1.5)%	95.2%	95.3%	(0.1)%	5,713	5,803	(1.6)%	(1.6)%

Total Same Store	74,730	$2,967	$2,962	0.2%	95.6%	95.7%	(0.1)%	$636,255	$635,318	0.1%	0.2%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 0.5%. See Attachment 14, table 9.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 6
AvalonBay Communities, Inc.
Full Year Residential Rental Revenue and Occupancy Changes - Same Store
December 31, 2023
(unaudited)

	Apartment Homes	Average Monthly Rental Revenue Per Occupied Home			Economic Occupancy			Residential Rental Revenue ($000s)(1)
											% Change Excluding Rent Relief (2)
		Full Year 2023	Full Year 2022	% Change	Full Year 2023	Full Year 2022	% Change	Full Year 2023	Full Year 2022	% Change

New England	9,577	$3,303	$3,053	8.2%	96.4%	97.1%	(0.7)%	$366,070	$340,566	7.5%	8.3%

Metro NY/NJ
New York City, NY	3,788	4,043	3,718	8.7%	96.4%	97.2%	(0.8)%	177,160	164,170	7.9%	8.5%
New York - Suburban	3,563	3,526	3,348	5.3%	94.8%	95.1%	(0.3)%	142,933	136,098	5.0%	5.9%
New Jersey	5,415	3,270	3,025	8.1%	95.9%	96.2%	(0.3)%	203,761	189,068	7.8%	8.2%
Metro NY/NJ	12,766	3,571	3,321	7.5%	95.8%	96.2%	(0.4)%	523,854	489,336	7.1%	7.7%

Mid-Atlantic
Washington DC	2,626	2,593	2,434	6.5%	92.8%	93.9%	(1.1)%	75,820	71,948	5.4%	5.7%
Northern Virginia	5,763	2,530	2,383	6.2%	95.9%	95.5%	0.4%	167,842	157,477	6.6%	7.0%
Suburban Maryland	2,595	2,208	2,095	5.4%	96.1%	95.6%	0.5%	66,073	62,401	5.9%	6.2%
Baltimore, MD	2,317	2,143	2,030	5.6%	95.9%	95.3%	0.6%	57,153	53,792	6.2%	6.7%
Mid-Atlantic	13,301	2,412	2,276	6.0%	95.3%	95.1%	0.2%	366,888	345,618	6.2%	6.5%

Southeast FL	2,187	2,903	2,666	8.9%	96.8%	96.1%	0.7%	73,733	67,269	9.6%	11.0%

Denver, CO	1,086	2,259	2,150	5.1%	95.8%	95.8%	0.0%	28,209	26,845	5.1%	5.8%

Pacific Northwest	5,474	2,676	2,558	4.6%	95.2%	95.4%	(0.2)%	167,292	160,194	4.4%	4.8%

Northern California
San Jose, CA	4,723	2,992	2,826	5.9%	96.2%	96.0%	0.2%	163,205	153,886	6.1%	6.9%
Oakland - East Bay, CA	4,338	2,745	2,630	4.4%	95.7%	96.1%	(0.4)%	136,785	131,493	4.0%	5.8%
San Francisco, CA	3,072	3,425	3,277	4.5%	95.8%	95.5%	0.3%	120,889	115,306	4.8%	6.3%
Northern California	12,133	3,013	2,870	5.0%	95.9%	95.9%	0.0%	420,879	400,685	5.0%	6.3%

Southern California
Los Angeles, CA	12,143	2,730	2,571	6.2%	95.7%	96.3%	(0.6)%	380,885	360,825	5.6%	10.6%
Orange County, CA	3,371	2,734	2,551	7.2%	96.0%	96.0%	0.0%	106,183	99,077	7.2%	9.6%
San Diego, CA	1,767	2,798	2,592	7.9%	96.7%	96.9%	(0.2)%	57,346	53,234	7.7%	9.1%
Southern California	17,281	2,738	2,570	6.5%	95.9%	96.3%	(0.4)%	544,414	513,136	6.1%	10.3%

Other Expansion Regions	925	2,169	2,003	8.3%	95.2%	95.0%	0.2%	22,933	21,127	8.5%	8.5%

Total Same Store	74,730	$2,926	$2,745	6.6%	95.8%	96.1%	(0.3)%	$2,514,272	$2,364,776	6.3%	7.8%
(1) Reflects Residential concessions amortized over the average lease term and includes uncollectible lease revenue and revenue from government rent relief programs. Residential Rental Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio was 5.8%. See Attachment 14, table 9.
(2) Represents the change in Residential Rental Revenue adjusted to remove the impact of governmental rent relief in the periods presented. See Attachment 14, table 10 for further detail of uncollectible lease revenue and government rent relief for the Company's Same Store portfolio.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
December 31, 2023
(Dollars in thousands)
(unaudited)

	Q4 2023	Q4 2022	% Change	Q4 2023 % of Total Opex	Full Year 2023	Full Year 2022	% Change	Full Year 2023 % of Total Opex

Property taxes (2)	$70,485	$66,931	5.3%	36.0%	$278,473	$265,402	4.9%	35.5%
Payroll (3)	37,250	37,461	(0.6)%	19.0%	149,827	152,415	(1.7)%	19.1%
Repairs & maintenance (4)	34,114	31,851	7.1%	17.4%	138,536	128,767	7.6%	17.7%
Utilities (5)	22,601	21,198	6.6%	11.5%	92,728	78,540	18.1%	11.8%
Office operations (6)	18,842	17,191	9.6%	9.6%	73,370	65,322	12.3%	9.4%
Insurance (7)	8,898	6,520	36.5%	4.6%	35,109	30,474	15.2%	4.5%
Marketing (8)	3,744	3,290	13.8%	1.9%	15,659	14,030	11.6%	2.0%
Total Same Store Residential Operating Expenses	$195,934	$184,442	6.2%	100.0%	$783,702	$734,950	6.6%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three months and year ended December 31, 2023 over the prior year periods due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs primarily at certain of our properties in New York City. The expiration of property tax incentive programs represents $1,959 or 55% of the 5.3% increase in property taxes for the three months ended December 31, 2023 and $6,810 or 52% of the 4.9% increase in property taxes for the year ended December 31, 2023.

(3)	Payroll costs decreased for the three months and year ended December 31, 2023 from the prior year periods primarily due to a reduction in on-site leasing and administrative personnel and decreased incentive compensation.

(4)	Repairs and maintenance increased for the three months and year ended December 31, 2023 over the prior year periods due to increased contract labor and turnover costs as well as planned and unexpected maintenance, partially offset by increased damage receipts and maintenance rebates as compared to the prior year periods.

(5)	Utilities costs are net of resident reimbursements. Increases for the three months and year ended December 31, 2023 over the prior year periods are primarily due to the Company’s bulk internet offering introduced at its communities, which is more than offset by bulk internet revenue, as well as increases in trash and sewer fees. The increase for the three months ended December 31, 2023 is partially offset by a decrease in electricity consumption. The increase for the year ended December 31, 2023 is also due to increases in electricity and gas rates. The bulk internet offering is $8,929 or 63% of the 18.1% increase in utilities for the year ended December 31, 2023.

(6)	Office operations includes administrative, legal and eviction costs, land and furniture lease expense and association and license fees. The increases for the three months and year ended December 31, 2023 over the prior year periods are primarily due to (i) bad debt expense associated with resident expense reimbursements and damage receipts, (ii) legal costs and (iii) furnished housing furniture rental costs which are more than offset by furnished housing rental premiums. Bad debt expense and legal costs are $1,401 or 85% of the 9.6% increase in office operations for the three months ended December 31, 2023 and $5,092 or 63% of the 12.3% increase in office operations for the year ended December 31, 2023.

(7)	Insurance is comprised of third-party insurance premiums and self-insured claims activity, net of subrogation recoveries received. Insurance costs can be volatile, varying based on the volume, frequency and amount of losses incurred under the Company’s property and casualty insurance program. The three months and year ended December 31, 2023 reflect a significant increase in recognized claims as compared to the prior year periods. The increases for three months and year ended December 31, 2023 over the prior year periods were also due in part to an increase in third-party insurance premiums and a decrease in recoveries.

(8)	Marketing costs increased for the three months and year ended December 31, 2023 over the prior year periods due to increased internet advertising costs and customer service incentives granted to existing residents for unforeseen events that resulted in the loss of use of all or a material portion of an apartment.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2023
(Dollars in thousands, except per home data)
(unaudited)

		Full Year 2023 Maintenance Expensed Per Home			Categorization of Full Year 2023 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Full Year 2023 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	74,730	$129	$2,794	$2,923	$15,261	(6)	$49,397	$123,849	$188,507	$661	$1,657
Other Stabilized	4,874	41	1,854	1,895	279,667	(7)	336	830	280,833	$69	$170
Development/Redevelopment (8)	8,343	10	624	634	853,828		—	—	853,828	—	—
Dispositions (9)	—	—	—	—	(305,017)		—	—	(305,017)	—	—
Total	87,947	$113	$2,536	$2,649	$843,739		$49,733	$124,679	$1,018,151	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of new assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)
This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $3,277 and $2,216, respectively, related to commercial space.

(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q4 2023	$12,339	$11,526
Q3 2023	$12,170	$12,460
Q2 2023	$11,606	$13,458
Q1 2023	$11,018	$13,552

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2023
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Rental Rev				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of January 17, 2024			Q4 '23

	Communities Under Construction:
1.	Avalon Amityville	Amityville, NY	338	$134	Q2 2021	Q3 2023	Q2 2024	Q4 2024	$3,520	66%	39%	38%	26%
2.	Avalon Bothell Commons I	Bothell, WA	467	236	Q2 2021	Q3 2023	Q2 2024	Q1 2025	2,955	45%	24%	22%	16%
3.	Avalon Westminster Promenade	Westminster, CO	312	112	Q3 2021	Q2 2024	Q3 2024	Q2 2025	2,130	—	—	—	—
4.	Avalon West Dublin	Dublin, CA	499	267	Q3 2021	Q4 2023	Q4 2024	Q2 2025	3,290	35%	22%	16%	7%
5.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q4 2023	Q3 2024	Q4 2024	2,895	48%	13%	10%	4%
6.	Avalon Redmond Campus (1)	Redmond, WA	214	89	Q4 2021	Q1 2024	Q2 2024	Q4 2024	2,795	24%	16%	6%	—
7.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q3 2024	Q4 2024	Q2 2025	2,690	—	—	—	—
8.	Avalon West Windsor (2)	West Windsor, NJ	535	201	Q2 2022	Q2 2025	Q3 2026	Q1 2027	2,995	—	—	—	—
9.	Avalon Durham (3)	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
10.	Avalon Annapolis	Annapolis, MD	508	200	Q3 2022	Q3 2024	Q3 2025	Q2 2026	2,700	—	—	—	—
11.	Kanso Milford	Milford, MA	162	65	Q4 2022	Q1 2024	Q3 2024	Q1 2025	2,600	—	1%	—	—
12.	Avalon Lake Norman (3)	Mooresville, NC	345	101	Q1 2023	Q1 2025	Q1 2026	Q3 2026	1,945	—	—	—	—
13.	Avalon Hunt Valley West	Hunt Valley, MD	322	109	Q2 2023	Q1 2025	Q1 2026	Q3 2026	2,485	—	—	—	—
14.	Avalon South Miami (2)	South Miami, FL	290	186	Q3 2023	Q3 2025	Q1 2026	Q3 2026	4,535	—	—	—	—
15.	Avalon Princeton Shopping Center	Princeton, NJ	200	82	Q3 2023	Q1 2025	Q2 2025	Q4 2025	3,275	—	—	—	—
16.	Avalon Wayne	Wayne, NJ	473	174	Q4 2023	Q2 2025	Q2 2026	Q4 2026	3,210	—	—	—	—
17.	Avalon Parsippany	Parsippany, NJ	410	148	Q4 2023	Q3 2025	Q2 2026	Q3 2026	2,990	—	—	—	—
	Total / Weighted Average Under Construction		6,064	$2,491					$2,910

	Communities Completed this Quarter:
1.	Avalon Princeton Circle	Princeton, NJ	221	$89	Q4 2021	Q2 2023	Q4 2023	Q3 2024	$3,990	100%	50%	47%	34%
	Communities Completed Subtotal/Weighted Average		221	$89					$3,990

	Total/Weighted Average Under Construction and Completed this quarter		6,285	$2,580					$2,950

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.0%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$2,684
	Total Capital Cost, disbursed to date			(1,524)
	Total Capital Cost, remaining to invest			$1,160

(1)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and are being replaced by Avalon Redmond Campus. As a densification, this community is excluded from the weighted average Projected NOI as a % of Total Capital Cost.

(2)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf) and Avalon South Miami (32,000 sf).

(3)	Communities being developed through the Developer Funding Program ("DFP"). The DFP utilizes third-party multifamily developers to source and construct communities which the Company owns and operates.

(4)	Includes the communities presented and one additional community with 254 apartment homes representing $104 million in Total Capital Costs which had completed construction but not yet achieved Stabilized Operations for the full quarter. Q4 2023 NOI for these 19 communities was $2 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
December 31, 2023
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt
		AVB	Apartment	Q4	Full Year	Principal	Interest
Venture	Communities	Ownership	Homes	2023	2023	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$10,460	$41,336	$394,734	3.88%
MVP I, LLC	1	25.0%	313	2,014	8,382	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,165	3,851	19,062	3.40%
Avalon Alderwood MF, LLC	1	50.0%	328	1,817	7,151	—	—%
Total Unconsolidated Real Estate Investments	8		2,247	$15,456	$60,720	$516,796	3.73%

Development Communities
			Projected				Projected		Avg				% Economic Occ.
				Total Capital				Full Qtr	Monthly	%	%	%
		AVB	Apartment	Cost		Initial		Stabilized	Rental Rev	Complete	Leased	Occupied
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Ops	Per Home	As of January 17, 2024			Q4 '23

Arts District Joint Venture (4)	Los Angeles, CA	25.0%	475	$291	Q3 2020	Q3 2023	Q1 2024	Q4 2024	$3,670	76%	28%	22%	12%

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of December 31, 2023.
(4)This development is expected to include 56,000 square feet of commercial space. As of December 31, 2023, the Company had contributed substantially all of its equity commitment. The remaining development costs are primarily expected to be funded by the venture's variable rate construction loan. The venture had drawn $135,983 of the $167,147 maximum borrowing capacity of the construction loan as of December 31, 2023.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2023
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2024	$9,593	$300,000	$309,593
Fixed rate	$333,892	3.9%	2025	10,765	825,000	835,765
Variable rate	410,150	5.5%	2026	11,811	775,000	786,811
Subtotal, secured notes	744,042	4.8%	2027	250,159	400,000	650,159
			2028	18,902	850,000	868,902
Unsecured notes			2029	132,661	450,000	582,661
Fixed rate	7,300,000	3.3%	2030	9,100	700,000	709,100
Subtotal, unsecured notes	7,300,000	3.3%	2031	9,700	600,000	609,700
			2032	10,400	700,000	710,400
Variable rate facility (3)	—	—%	2033	12,000	750,000	762,000
Commercial paper (3)	—	—%	Thereafter	268,951	950,000	1,218,951
Total Debt	$8,044,042	3.5%		$744,042	$7,300,000	$8,044,042

SELECT DEBT METRICS

Q4 2023 Net Debt-to-Core EBITDAre (4)	4.2x	Q4 2023 Interest Coverage (4)	7.7x	Full Year 2023 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	7.7

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2023	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	24.5%	<	65%
Combined EBITDA to Combined Debt Service	6.43x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.6%	<	65%
Secured Indebtedness to Capitalization Value (5)	2.6%	<	40%

Unsecured Senior Notes Covenants (6)	December 31, 2023	Requirement

Total Outstanding Indebtedness to Total Assets (7)	29.7%	<	65%
Secured Indebtedness to Total Assets (7)	2.7%	<	40%
Unencumbered Assets to Unsecured Indebtedness	351.0%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.12x	>	1.50x

(1)
Rates are as of December 31, 2023 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at December 31, 2023 under the Company's (i) $2.25 billion Credit Facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2023, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity
December 31, 2023
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of Consolidated	Investment Period	Gross Sales		Depreciation	Economic	Market	Unlevered
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (1)	Cap Rate	IRR

2014 - 2018:
28 Communities (2)	10.5	$2,178,800	$1,038,342	$388,562	$649,780	5.0%	11.3%

2019:
6 Communities	9.8	$427,600	$166,105	$95,233	$70,872	4.6%	8.2%

2020:
9 Communities	14.0	$627,750	$340,444	$129,743	$210,701	4.4%	10.8%

2021:
9 Communities	21.9	$867,200	$602,235	$257,542	$344,693	3.7%	10.5%

2022:
9 Communities	11.7	$924,450	$555,558	$150,377	$405,181	4.0%	12.0%

2023:
4 Communities	18.4	$446,000	$287,424	$127,840	$159,584	4.9%	9.7%

2014 - 2023 Total:
65 Communities	13.6	$5,471,800	$2,990,108	$1,149,297	$1,840,811	4.5%	10.8%

(1)See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(2)Communities sold during this period include the following considerations:
i.2014 results include the sale of two Archstone communities in gross sales price and weighted average Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.
ii.2016 GAAP and Economic Gains exclude the impact of the consolidation of Avalon Clarendon, for which the Company recognized a gain of $4,322.
iii.2018 results exclude the five communities located in New York, NY that the Company contributed to the NYTA MF Investors LLC.

Attachment 13
AvalonBay Communities, Inc.
2024 Financial Outlook
As of January 31, 2024
(dollars in millions, except per share and apartment home data)
(unaudited)

Financial Outlook (1)

	2023 Actual	Full Year 2024 Projected			2024 Midpoint	Change
EPS	$6.56	$6.27	to	$6.77	$6.52	(0.6)%
FFO per share	$10.32	$10.42	to	$10.92	$10.67	3.4%
Core FFO per share	$10.63	$10.53	to	$11.03	$10.78	1.4%

Assumptions				Key Capital Items
	US	AVB Established Regions	AVB Expansion Regions	New capital sourced from capital markets activity	$850

				Capital used for debt redemptions and amortization	$300
2024 Growth assumptions (2):
Expected job growth	0.5%	0.5%	0.9%	Capital used for investment activities (4)	$1,115
Expected total personal income growth	5.0%	4.9%	5.3%	Projected cash and cash equivalents, 12/31/2024	$225
Expected new supply	2.3%	1.6%	4.2%

Same Store assumptions:				Additional Information
Residential revenue change	1.6% - 3.6%
Residential Opex change	4.5% - 6.7%				Apartment	Q4 2023
Residential NOI change	0.0% - 2.5%				Homes	NOI (1)
				Q4 2023 NOI - recast for 2024 segments
Capitalized interest	$37 to $47			Residential NOI
				Same Store	78,473	$459,432
Expected capital cost for Development started in 2024	$870			Other Stabilized	2,935	15,052
				Development	6,539	2,129
				Redevelopment	—	—
Development homes completed and delivered in 2024	2,625			Commercial NOI	N/A	8,719
				Total	87,947	$485,332
Development homes occupied in 2024	3,100

2024 Projected Residential NOI - Development	$38 to $44

Structured Investment Program (SIP)
New commitments in 2024	$75
Total amount funded in 2024	$90

Expensed overhead growth (3)	2.75% - 5.25%

Expensed overhead growth, included in Core FFO (3)	1.5% - 4.0%

(1)See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Sources: National Association for Business Economics, Moody's Analytics, CoStar and AVB Market Research Group. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment inventory.
(3)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 14, table 8.
(4)Includes (i) development and redevelopment activity, including land, (ii) funding the Company's SIP commitments and (iii) joint venture funding.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2023
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Rental Revenue per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Sixth Amended and Restated Revolving Loan Agreement dated as of September 27, 2022 which has been filed as an exhibit to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2022 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

Attachment 14

TABLE 1
Q4
2023
Net income	$242,066
Interest expense and loss on extinguishment of debt	58,515
Income tax expense	2,438
Depreciation expense	210,694
EBITDA	$513,713

Casualty loss	568
Gain on sale of communities	(77,994)
Unconsolidated entity EBITDAre adjustments (1)	3,468
EBITDAre	$439,755

Unconsolidated entity gains, net	(137)
Joint venture promote	(23)
Structured Investment Program loan reserve	771
Advocacy contributions	1,425
Hedge accounting activity	310
Executive transition compensation costs	300
Severance related costs	132
Expensed transaction, development and other pursuit costs, net of recoveries	9,265
Other real estate activity	533
Legal settlements and costs	393
Core EBITDAre	$452,724

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the year ended December 31, 2023 is presented in Attachment 12.

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

TABLE 2
	Q4	Q4	Full Year	Full Year
	2023	2022	2023	2022
Net income attributable to common stockholders	$241,969	$241,293	$928,825	$1,136,775
Depreciation - real estate assets, including joint venture adjustments	209,694	205,977	811,717	810,611
Distributions to noncontrolling interests	—	12	25	48
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(82)	—	(38,144)
Gain on sale of previously depreciated real estate	(77,994)	(88,065)	(287,424)	(555,558)
Casualty loss on real estate	568	—	9,118	—
FFO attributable to common stockholders	374,237	359,135	1,462,261	1,353,732

Adjusting items:
Unconsolidated entity gains, net (1)	(137)	(6,367)	(4,161)	(8,355)
Joint venture promote (2)	(23)	—	(1,519)	(4,690)
Structured Investment Program loan reserve (3)	771	(21)	1,186	1,632
Loss on extinguishment of consolidated debt	—	—	150	1,646
Hedge accounting activity	310	267	566	(229)
Advocacy contributions	1,425	100	1,625	634
Executive transition compensation costs	300	411	1,244	1,631
Severance related costs	132	458	2,625	1,097
Expensed transaction, development and other pursuit costs, net of recoveries (4)	9,265	5,507	30,583	13,288
Other real estate activity	533	(4,563)	(174)	(5,127)
For-sale condominium imputed carry cost (5)	68	271	602	2,306
Legal settlements and costs (6)	393	1,206	457	(2,212)
Income tax expense (7)	2,438	6,683	10,153	14,646
Core FFO attributable to common stockholders	$389,712	$363,087	$1,505,598	$1,369,999

Weighted average common shares outstanding - diluted	142,229,122	140,007,823	141,643,788	139,975,087

Earnings per common share - diluted	$1.70	$1.72	$6.56	$8.12
FFO per common share - diluted	$2.63	$2.57	$10.32	$9.67
Core FFO per common share - diluted	$2.74	$2.59	$10.63	$9.79

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Amounts for 2023 and 2022 are for the Company's recognition of its promoted interest in the Archstone Multifamily Partners AC LP.
(3) Amounts are the expected credit losses associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(4) Amounts for 2023 include the write-offs of $27,455 for seven development opportunities that the Company determined are no longer probable. Amounts for 2022 include the write-offs of $10,073 for three development opportunities that the Company determined are no longer probable.
(5) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(6) In 2022, the Company received $6,000 of legal settlement proceeds, of which $3,684 is adjusted for Core FFO.
(7) Amounts are primarily for the recognition of taxes associated with The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2023 is as follows (dollars in thousands):

Attachment 14

TABLE 3

Core EBITDAre (1)	$452,724

Interest expense (2)	$58,515

Interest Coverage	7.7 times

(1) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of non-core hedge accounting activity.

Like-Term Effective Rent Change for an individual apartment home represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Like-Term Effective Rent Change with respect to multiple apartment homes represents an average. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized fourth quarter 2023 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,044,042
Cash and cash equivalents and restricted cash	(493,935)
Net debt	$7,550,107

Core EBITDAre (2)	$452,724

Core EBITDAre, annualized	$1,810,896

Net Debt-to-Core EBITDAre	4.2 times

(1) Balance at December 31, 2023 excludes $43,848 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $18,372 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Attachment 14

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, depreciation expense, income tax expense (benefit), casualty loss, (gain) loss on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

TABLE 5
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2023	2022	2023	2023	2023	2023	2022
Net income	$242,066	$241,164	$171,790	$367,807	$146,775	$928,438	$1,136,438
Property management and other indirect operating expenses, net of corporate income	31,527	26,081	30,421	28,972	30,784	121,704	114,200
Expensed transaction, development and other pursuit costs, net of recoveries	10,267	6,700	18,959	1,261	2,992	33,479	16,565
Interest expense, net	49,471	57,461	48,115	51,585	56,821	205,992	230,074
Loss on extinguishment of debt, net	—	—	150	—	—	150	1,646
General and administrative expense	17,992	20,741	20,466	17,676	20,400	76,534	74,064
Income from unconsolidated investments	(1,709)	(6,820)	(1,930)	(4,970)	(4,845)	(13,454)	(53,394)
Depreciation expense	210,694	207,232	200,982	200,546	204,743	816,965	814,978
Income tax expense (benefit)	2,438	6,683	4,372	(217)	3,560	10,153	14,646
Casualty loss	568	—	3,499	—	5,051	9,118	—
(Gain) loss on sale of communities	(77,994)	(88,065)	(22,121)	(187,322)	13	(287,424)	(555,558)
Other real estate activity	533	(4,563)	(237)	(341)	(129)	(174)	(5,127)
NOI from real estate assets sold or held for sale	(521)	(7,095)	(2,089)	(5,652)	(6,471)	(14,733)	(46,678)
NOI	485,332	459,519	472,377	469,345	459,694	1,886,748	1,741,854

Commercial NOI	(8,719)	(9,158)	(8,098)	(8,529)	(8,565)	(33,911)	(35,652)
Residential NOI	$476,613	$450,361	$464,279	$460,816	$451,129	$1,852,837	$1,706,202

Residential NOI
Same Store:
New England	$62,268	$59,677	$60,944	$61,567	$59,241	$244,020	$225,825
Metro NY/NJ	90,643	90,837	89,084	89,090	88,989	357,806	337,774
Mid-Atlantic	64,717	62,304	63,158	63,437	62,950	254,262	237,256
Southeast FL	12,107	11,359	11,889	11,984	12,172	48,152	42,695
Denver, CO	5,193	5,121	5,061	4,821	4,945	20,020	19,652
Pacific NW	29,984	28,929	29,069	29,657	29,411	118,121	113,058
N. California	75,341	73,386	75,209	75,767	74,123	300,440	285,319
S. California	96,822	89,178	94,739	93,195	89,507	374,263	355,687
Other Expansion Regions	3,771	3,853	3,769	3,864	3,934	15,338	14,418
Total Same Store	440,846	424,644	432,922	433,382	425,272	1,732,422	1,631,684
Other Stabilized	22,112	20,237	20,926	19,701	19,765	82,504	57,269
Development/Redevelopment	13,655	5,480	10,431	7,733	6,092	37,911	17,249
Residential NOI	$476,613	$450,361	$464,279	$460,816	$451,129	$1,852,837	$1,706,202

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2023	2022	2023	2023	2023	2023	2022

Revenue from real estate assets sold or held for sale	$796	$10,119	$3,058	$8,339	$9,003	$21,197	$69,782
Operating expenses from real estate assets sold or held for sale	(275)	(3,024)	(969)	(2,687)	(2,532)	(6,464)	(23,104)
NOI from real estate assets sold or held for sale	$521	$7,095	$2,089	$5,652	$6,471	$14,733	$46,678

Attachment 14

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2023	2022	2023	2023	2023	2023	2022

Commercial Revenue	$10,574	$10,769	$9,945	$10,175	$10,244	$40,938	$41,980
Commercial Operating Expenses	(1,855)	(1,611)	(1,847)	(1,646)	(1,679)	(7,027)	(6,328)
Commercial NOI	$8,719	$9,158	$8,098	$8,529	$8,565	$33,911	$35,652

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2023, or which were acquired subsequent to January 1, 2022. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year 2024 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q1 2024	$1.06	$1.16
Depreciation (real estate related)	1.48	1.48
Projected FFO per share (diluted) - Q1 2024	2.54	2.64
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Advocacy contributions	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2024	$2.56	$2.66

Projected EPS (diluted) - Full Year 2024	$6.27	$6.77
Depreciation (real estate related)	5.97	5.97
Gain on sale of communities	(1.82)	(1.82)
Projected FFO per share (diluted) - Full Year 2024	10.42	10.92
Unconsolidated entity gains, net	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.04	0.04
Legal settlements and costs	0.01	0.01
Advocacy contributions	0.05	0.05
Projected Core FFO per share (diluted) - Full Year 2024	$10.53	$11.03

Attachment 14

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q4	Q4	Q3	Full Year	Full Year
	2023	2022	2023	2023	2022
Residential rental revenue (GAAP basis)	$636,255	$608,567	$635,318	$2,514,272	$2,364,776
Residential concessions amortized	4,356	2,950	4,066	14,789	22,008
Residential concessions granted	(4,501)	(4,935)	(6,194)	(17,040)	(11,699)

Residential Rental Revenue with Concessions on a Cash Basis	$636,110	$606,582	$633,190	$2,512,021	$2,375,085

		Q4 2023 vs. Q4 2022	Q4 2023 vs. Q3 2023		Full Year 2023 vs. Full Year 2022

% change -- GAAP revenue		4.5%	0.1%		6.3%

% change -- cash revenue		4.9%	0.5%		5.8%

Attachment 14

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2023 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2022, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential rental revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2024 absent funding from the Federal government.

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q4		Q4		Q3		Q2
	2023		2022		2023		2023
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.9%	1.1%	1.2%	1.7%	0.9%	1.2%	0.6%	1.1%
Metro NY/NJ	2.9%	3.1%	2.6%	3.7%	2.3%	2.7%	2.3%	3.2%
Mid-Atlantic	2.5%	2.7%	2.3%	2.7%	2.2%	2.4%	1.9%	2.3%
Southeast FL	2.0%	2.0%	2.6%	3.3%	3.0%	3.0%	2.6%	3.1%
Denver, CO	1.0%	1.0%	0.6%	1.6%	1.5%	1.5%	1.0%	1.0%
Pacific NW	1.1%	1.2%	0.7%	1.2%	1.6%	1.8%	0.8%	1.0%
N. California	1.2%	1.3%	1.8%	2.2%	1.2%	1.4%	1.2%	1.3%
S. California	2.3%	2.5%	5.6%	5.9%	2.5%	2.7%	3.4%	3.5%
Other Expansion Regions	1.0%	1.0%	0.8%	0.8%	0.5%	0.5%	0.3%	0.3%
Total Same Store	1.9%	2.1%	2.7%	3.3%	1.9%	2.1%	1.9%	2.3%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2023 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2023 is as follows (dollars in thousands):

Attachment 14

TABLE 11
Full Year 2023
NOI
Residential NOI:
Same Store	$1,732,422
Other Stabilized	82,504
Development/Redevelopment	37,911
Total Residential NOI	1,852,837
Commercial NOI	33,911
NOI from real estate assets sold or held for sale	14,733
Total NOI generated by real estate assets	1,901,481
Less NOI on encumbered assets	(90,593)
NOI on unencumbered assets	$1,810,888

Unencumbered NOI	95%

Unlevered IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unlevered IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unlevered IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other communities. The weighted average Unlevered IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.